Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

SECOND QUARTER 2011 RESULTS

FAIRLAWN, OHIO, June 28, 2011 –

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For the second quarter ended May 31, 2011, Net Income was $6.2 million, compared to $15.1 million in the second quarter of 2010. Second quarter 2011 Adjusted Net Income was $7.3 million, compared to second quarter 2010 Pro Forma Adjusted Net Income of $12.8 million.

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Second quarter 2011 Diluted Earnings Per Share was $0.14 compared to $0.33 in the second quarter of 2010. Second quarter 2011 Adjusted Diluted Earnings Per Share was $0.16, compared to second quarter 2010 Pro Forma Adjusted Diluted Earnings Per Share of $0.29.

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Raw material costs were $26.3 million higher in the second quarter of 2011 compared to a year ago, as several key raw material components hit all-time record highs. OMNOVA’s pricing increased $22.5 million in the quarter, or an 86% recovery, with index-price contracts lagging slightly due to contractual timing of raw material cost pass-through.

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Refer to the accompanying “Non-GAAP and Other Financial Measures” tables of this release for further explanation and reconciliation regarding 2011 Adjusted Segment Operating Profit, Adjusted Net Income and Adjusted Diluted Earnings Per Share, and 2010 Pro Forma Adjusted Segment Operating Profit, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted Earnings Per Share.

OMNOVA Solutions Inc. (NYSE: OMN) today announced Net Income of $6.2 million, or $0.14 Diluted Earnings Per Share, for the second quarter ended May 31, 2011. This compares to Net Income of $15.1 million, or Diluted Earnings Per Share of $0.33 for the second quarter of 2010. In the second quarter of 2011, there were a number of non-recurring charges totaling $1.1 million resulting primarily from the acquisition of specialty chemicals producer ELIOKEM.

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OMNOVA Add 1

Excluding these items, Adjusted Net Income for the second quarter of 2011 was $7.3 million, with Adjusted Diluted Earnings Per Share of $0.16, as compared to the Adjusted Pro Forma Net Income of $12.8 million or $0.29 per diluted share for the second quarter of 2010. The Adjusted Net Income for the second quarter of 2011 also includes, net of tax, unrecovered raw material costs of $2.4 million, lower margin on weaker volumes of $ 2.2 million, foreign exchange currency losses of $1.8 million and new plant start-up costs of $0.3 million. The Diluted Earnings Per Share impact of these items was approximately $(0.14).

“The Company faced stiff headwinds in the second quarter with record high raw material costs, weaker demand in certain end-use markets and start-up costs for a new plant in China,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “In the face of these market challenges, our second quarter results, while below our prior expectations, reflect the Company’s improved, more robust and global business model. The integration of ELIOKEM has added numerous innovative products, expanded our penetration into new and adjacent markets and accelerated the globalization of our business.”

Consolidated Results for the Quarter Ending May 31, 2011 - Net sales increased $103.5 million, or 45.7%, to $329.9 million for the second quarter of 2011, compared to $226.4 million for the second quarter of 2010. The sales improvement was driven by $94.8 million of revenues from the ELIOKEM acquisition, and increased OMNOVA legacy sales of $8.7 million. The higher OMNOVA legacy sales resulted from price increases of $22.5 million and $3.0 million of favorable currency translation effects which were partially offset by volume decreases of $16.8 million.

Gross profit in the second quarter of 2011 increased to $65.1 million, compared to $47.2 million in the second quarter of 2010, primarily due to the ELIOKEM acquisition. Raw material costs in OMNOVA’s legacy business increased $26.3 million in the second quarter versus the same period last year. Gross profit margins in the second quarter of 2011 were 19.7%, compared to margins of 20.8% in the second quarter of 2010. The decline in gross profit margin percentage was due primarily to the significant raw material inflation; the effect of Performance Chemicals index pricing in which higher raw material costs are passed to customers, subject to a contractual time lag, with no gross margin benefit; new plant start-up costs; and changes in product mix.

Selling, general and administrative expenses (SG&A) in the second quarter of 2011 increased to $34.3 million, or 10.4% of sales, compared to $25.6 million, or 11.3% of sales, in the second quarter of 2010. The increase of $8.7 million in SG&A was primarily due to the ELIOKEM acquisition. The decline as a percentage of sales was due to higher sales and the

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Company’s focused ongoing efforts to control costs and to leverage SG&A across its global operations and growing revenue base.

Interest expense in the second quarter of 2011 was $9.6 million, an increase of $7.7 million from the second quarter of 2010, due to higher borrowing levels and an increase in interest rates resulting from the refinancing of the Company to facilitate the ELIOKEM acquisition.

In the quarter, ELIOKEM acquisition and integration related expenses were $0.8 million and restructuring and severance expenses were $0.7 million.

For the second quarter of 2011, income tax expenses increased to $3.5 million, a 36% effective income tax rate, as compared to $0.9 million and a 6% effective tax rate in the second quarter of 2010. Minimal taxes were provided in last year’s second quarter due to the existence of a deferred tax asset valuation allowance in the U.S which was reversed in the fourth quarter of 2010 because of an improvement in the Company’s earnings outlook. The 2010 reversal of the valuation allowance resulted in the Company recognizing higher tax expense in 2011 as compared to the second quarter of 2010. Global cash taxes are expected to be minimal as the Company has $118.9 million of U.S. federal net operating loss carryforwards and $109.2 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2031.

As of May 31, 2011, the Company’s debt of $457.2 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2017, a term loan of $197.2 million maturing in 2016 and $10.0 million of foreign borrowings. Cash and cash equivalents totaled $79.5 million. There were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility and the available borrowing capacity was $94.9 million.

Performance Chemicals - Net sales during the second quarter of 2011 increased $106.9 million, to $245.5 million, compared to $138.6 million in the second quarter of 2010. The ELIOKEM acquisition added $94.8 million of sales versus the prior year. Performance Chemicals’ legacy business sales improvement of $12.1 million in the second quarter of 2011 was due to pricing increases of $17.8 million and $0.6 million of foreign currency translation effects partially offset by volume decreases of $6.3 million. Segment Operating Profit was $23.9 million for the second quarter of 2011 as compared to $26.7 million in the second quarter of 2010, a decrease of $2.8 million.

Performance Chemicals Adjusted Segment Operating Profit for the second quarter of 2011 was $24.2 million, excluding $0.3 million of restructuring and severance, compared to the second quarter pro forma 2010 amount of $29.7 million. The adjusted operating profit margin was 9.9% for the second quarter of 2011, compared to the pro forma adjusted operating profit

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margin of 13.9% in the second quarter of 2010. The adjusted operating profit margin declined due to higher raw material costs; the effect of the index pricing in which higher raw material costs are passed to customers, subject to a contractual time lag, with no gross margin benefit; plant start-up costs, and changes in product mix.

The former ELIOKEM product lines are now being managed on an integrated global basis while offering highly focused local customer service and applications support. The Company is focused on significant cost and revenue synergy opportunities in specialty coatings, specialty latices and oil field chemicals, supported by strong product and application development centers in Europe, North America and Asia.

Decorative Products - Net sales were $84.4 million during the second quarter of 2011, a decrease of $3.4 million, or 3.9%, compared to the second quarter of 2010. Sales as compared to last year improved in global wallcovering and decorative laminates but declined in global coated fabrics and performance films. In total, volume declines, primarily related to the China coated fabric and domestic performance film product lines, were $10.5 million in the quarter. These were partially offset by price increases of approximately $4.7 million and favorable foreign exchange impact of $2.4 million. Adjusted Segment Operating results were breakeven in the second quarter of 2011, compared to Pro Forma Adjusted Segment Operating Profit of $2.4 million for the second quarter of 2010. However, this is an improvement from the Adjusted Segment Operating Loss of $1.7 million in the first quarter of 2011. The major contributors to the year-over-year operating profit decline were the reduction in sales volumes and increased raw material costs. Higher raw material costs of approximately $5.6 million were partially offset by price increases of $4.7 million, or an 84% recovery. Price recovery continued to improve throughout the quarter.

The Laminates product line generated sales increases of over 13% compared to a year ago and was profitable during the quarter. North American wallcovering generated higher year-over-year sales for the third consecutive quarter.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, June 29, 2011, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, July 20, 2011. A telephone replay will also be available beginning at 1:00 p.m. ET on June 29, 2011, and ending at 11:59 p.m, ET on July 20, 2011. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 205911.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Net Income

	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions)	2011	2010	2011	2010
Performance Chemicals	$245.5	$138.6	$458.3	$251.4
Decorative Products	84.4	87.8	160.3	158.9

Total Sales	$329.9	$226.4	$618.6	$410.3

Segment Operating Profit (Loss)
Performance Chemicals	$23.9	$26.7	$45.3	$40.5
Decorative Products	(.5)	(4.5)	(2.3)	(4.6)
Interest expense	(9.6)	(1.9)	(18.9)	(3.7)
Corporate expense	(3.3)	(3.6)	(7.4)	(7.0)
Acquisition and integration related expense	(.8)	(.7)	(2.7)	(.7)
Deferred financing fees write-off	—	—	(1.0)	—

Income Before Income Taxes	9.7	16.0	13.0	24.5
Income tax expense	3.5	.9	5.8	1.6

Net Income	$6.2	$15.1	$7.2	$22.9

Depreciation and amortization	$8.8	$5.5	$17.2	$11.0
Capital expenditures	$6.2	$2.5	$11.0	$5.0

This Earnings Release includes adjusted segment operating profit (loss), adjusted net income and adjusted diluted earnings per share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted and pro forma information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to segment operating profit (loss), net income, diluted earnings per share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The table below provides the reconciliation of these financial measures to the comparable GAAP financial measures.

The second quarter and year to date 2011 adjusted segment operating profit (loss), adjusted net income and adjusted diluted earnings per share excludes certain items which management does not consider to be reflective of normal operations.

The second quarter and year to date 2010 pro forma presentation reflects the pro forma results as if ELIOKEM was owned by the Company from the beginning of the year; the post-acquisition capital structure and related interest expense; the Company’s estimate of an effective tax rate of 33.5%; and other adjustments related to non-operational items.

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
(Dollars in millions)	Actual	Pro forma	Actual	Pro forma
Sales
Performance Chemicals (Legacy)	$150.7	$138.6	$288.8	$251.4
Performance Chemicals (ELIOKEM International)	94.8	75.1	169.5	144.6

Total Performance Chemicals	245.5	213.7	458.3	396.0
Decorative Products	84.4	87.8	160.3	158.9

Total Sales	$329.9	$301.5	$618.6	$554.9

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit (Loss), (B) Adjusted Net Income, (C) Adjusted Diluted Earnings Per Share

(A) Adjusted Segment Operating Profit (Loss) Reconciliation	Three Months Ended May 31,		Six Months Ended May 31,
	2011	2010	2011	2010
(Dollars in millions)	Actual	Pro forma	Actual	Pro forma
Performance Chemicals Segment Operating Profit	$23.9	$26.7	$45.3	$40.5
ELIOKEM operating profit - prior year	—	12.7	—	22.6
Restructuring and severance	.3	—	1.0	.2
Distribution rights settlement	—	(9.7)	—	(9.7)
Fair value write-up of ELIOKEM inventory acquired	—	—	2.7	—

Total adjustments to Performance Chemicals’ segment operating profit	.3	3.0	3.7	13.1

Performance Chemicals’ Adjusted Segment Operating Profit	$24.2	$29.7	$49.0	$53.6

Decorative Products Segment Operating Loss	$(.5)	$(4.5)	$(2.3)	$(4.6)
Restructuring and severance	.3	—	.4	.1
Tax indemnification settlement	.2	—	.2	—
Asset impairment	—	6.2	—	6.2
Strike costs	—	.4	—	.4
Legal settlement	—	.3	—	.3

Total adjustments to Decorative Products’ segment operating (loss) profit	.5	6.9	.6	7.0

Decorative Products’ Adjusted Segment Operating Profit (Loss)	$—	$2.4	$(1.7)	$2.4

(B) Adjusted Net Income Reconciliation	Three Months Ended May 31,		Six Months Ended May 31,
	2011	2010	2011	2010
(Dollars in millions, except per share data)	Actual	Pro forma	Actual	Pro forma
Net Income	$6.2	$15.1	$7.2	$22.9
ELIOKEM operating profit - prior year	—	12.7	—	22.6
Restructuring and severance	.7	—	1.5	.3
Fair value adjustment of ELIOKEM inventory acquired	—	—	2.7	—
Distribution rights settlement	—	(9.7)	—	(9.7)
Asset impairment	—	6.2	—	6.2
Tax indemnification settlement	.2	—	.2	—
Strike costs	—	.4	—	.4
Legal settlement	—	.3	—	.3
Additional interest expense(1)	—	(7.3)	—	(14.7)
Acquisition and integration expenses	.8	.7	2.7	.7
Deferred financing fees written-off	—	—	1.0	—
Additional income tax expense(2)	(.6)	(5.6)	(2.7)	(8.7)
Tax expense for liquidation of foreign subsidiary	—	—	1.1	—

Adjusted Net Income	$7.3	$12.8	$13.7	$20.3

(1)	The additional interest expense is estimated as if the Company’s debt refinancing activities in November and December 2010 were effective December 1, 2009.
(2)

The additional tax expense is estimated as the additional tax expense (benefit) attributed to the adjusted and pro forma items using the Company’s current estimated effective tax rate of 36.1% for 2011 and 33.5% for 2010 pro forma.

(C) Adjusted Diluted Earnings Per Share Reconciliation	Three Months Ended May 31,		Six Months Ended May 31,
	2011	2010	2011	2010
	Actual	Pro forma	Actual	Pro forma
Diluted Earnings Per Share	$.14	$.33	$.16	$.51
ELIOKEM operating profit - prior year	—	.28	—	.50
Restructuring and severance	.01	—	.03	—
Fair value adjustment of ELIOKEM inventory acquired	—	—	.06	—
Distribution rights settlement	—	(.21)	—	(.21)
Asset impairment	—	.14	—	.14
Strike costs	—	.01	—	.01
Legal settlement	—	—	—	—
Additional interest expense	—	(.16)	—	(.33)
Acquisition and integration expenses	.02	.02	.06	.02
Deferred financing fees written-off	—	—	.02	—
Additional income tax expense	(.01)	(.12)	(.05)	(.19)
Tax expense for liquidation of foreign subsidiary	—	—	.02	—

Total Earnings Per Share Impact of Adjusted Items	.02	(.04)	.14	(.06)

Adjusted Diluted Earnings Per Share	$.16	$.29	$.30	$.45

OMNOVA Add 7

This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: the Company’s ability to successfully integrate ELIOKEM into its operations; the Company’s ability to achieve fully the strategic and financial objectives related to the acquisition of ELIOKEM, including the acquisition becoming accretive to the Company’s earnings; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of ELIOKEM.

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Additional risk factors include: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unplanned full or partial suspension of plant operations; losses from the Company’s strategic alliance, joint venture, acquisition and integration activities; loss or damage due to acts of war or terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit certain products and raw materials; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in and compliance with pension plan funding obligations; stock price volatility; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with pro forma sales for the twelve months ending May 31, 2011 of $1.2 billion and an active global workforce of approximately 2,800. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2011	2010	2011	2010

Net Sales	$329.9	$226.4	$618.6	$410.3
Cost of goods sold	264.8	179.2	496.8	323.1

Gross Profit	65.1	47.2	121.8	87.2

Selling, general and administrative	34.3	25.6	66.8	49.6
Depreciation and amortization	8.8	5.5	17.2	11.0
Restructuring and severance	.7	—	1.5	.3
Asset impairment	—	6.2	—	6.2
Interest expense	9.6	1.9	18.9	3.7
Deferred financing fees write-off	—	—	1.0	—
Acquisition and integration related expense	.8	.7	2.7	.7
Other expense (income), net	1.2	(8.7)	.7	(8.8)

	55.4	31.2	108.8	62.7

Income Before Income Taxes	9.7	16.0	13.0	24.5
Income tax expense	3.5	.9	5.8	1.6

Net Income	$6.2	$15.1	$7.2	$22.9

Income Per Share
Basic net income per share	$.14	$.34	$.16	$.51

Diluted net income per share	$.14	$.33	$.16	$.51

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	May 31, 2011	November 30, 2010
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$79.5	$75.6
Restricted cash	—	253.1
Accounts receivable, net	183.9	106.8
Inventories	106.6	45.8
Prepaid expenses and other	5.1	3.5
Deferred income taxes - current	6.5	6.0

Total Current Assets	381.6	490.8

Property, plant and equipment, net	243.9	131.5
Trademarks and other intangible assets, net	93.2	5.8
Goodwill	84.9	—
Deferred income taxes – non-current	66.2	86.2
Deferred financing fees	14.7	10.5
Other assets	11.0	1.2

Total Assets	$895.5	$726.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$12.0	$4.8
Accounts payable	130.9	88.6
Accrued payroll and personal property taxes	18.8	17.3
Employee benefit obligations	2.4	2.4
Other current liabilities	12.7	9.8

Total Current Liabilities	176.8	122.9

Senior notes	250.0	250.0
Long-term debt - other	195.2	139.4
Postretirement benefits other than pensions	7.5	7.6
Pension liabilities	79.2	73.3
Deferred income taxes - non-current	27.3	1.7
Other liabilities	17.0	7.7

Total Liabilities	753.0	602.6

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 45.7 million and 45.2 million shares issued at May 31, 2011 and November 30, 2010, respectively	4.5	4.5
Additional contributed capital	322.5	318.0
Retained deficit	(104.8)	(112.0)
Treasury stock at cost; .2 million shares at May 31, 2011 and November 30, 2010	(1.3)	(1.3)
Accumulated other comprehensive loss	(78.4)	(85.8)

Total Shareholders’ Equity	142.5	123.4

Total Liabilities and Shareholders’ Equity	$895.5	$726.0